EXHIBIT 1

Moscow Government	Approved by
Moscow Registration Chamber	Decision of the Annual General Meeting
REGISTERED	of Shareholders
May 24, 2002	of Open Joint Stock Company
In the register as No. 15624	“Vimpel-Communications”
Officer of the Chamber
V. V. Cherkashin /signed/	Protocol No 30 dated May 15, 2002
/Seal of the Moscow Registration Chamber/
General Director
Entered in to the State Register
of the State Registration Chamber	Jo Lunder /signed/
under Ministry of Justice	[Seal]
of the Russian Federation
First Deputy General Director
N.D. Makarova /signed/

CHARTER

OF THE OPEN JOINT STOCK COMPANY

“VIMPEL-COMMUNICATIONS”

City of Moscow

2002

CHARTER
OF OPEN JOINT STOCK COMPANY
“VIMPEL-COMMUNICATIONS”

1.  GENERAL PROVISIONS

1.1

Open Joint Stock Company “Vimpel-Communications” hereinafter referred to as the “Company”, shall be a legal entity in the form of an open joint stock company established pursuant to the decision of the Founders, dated June 15, 1993 (Protocol No. 1 of the Meeting of the Founders, dated June 15, 1993) and registered with the Moscow Registration Chamber (Certificate No. 015.624, dated July 28, 1993) and the State Registration Chamber on June 14, 1995 (Certificate No. 5143.16, dated June 14, 1995).

This amended and restated version of the Charter of the Open Joint Stock Company “Vimpel-Communications” was approved by the Shareholders’ General Meeting, dated May 15, 2002 (Protocol No. 30 of the Shareholders’ General Meeting) in connection with bringing the Company’s foundation documents into compliance with the Federal Law “On Joint-Stock Companies” of December 26, 1995 (as amended on June 13, 1996, May 24, 1999 and August 7, 2001).

1.2

The Company shall be an enterprise with share participation of foreign investments. All foreign shareholders shall be entitled to the rights, benefits and guarantees granted to foreign investors by the Federal Law “On Foreign Investments in the Russian Federation” dated July 9, 1999, as amended, and other applicable laws of the Russian Federation.

1.3

Russian and foreign legal entities and Russian and foreign individuals may become Shareholders in the Company.

1.4

The terms of this Charter shall remain legally valid throughout the duration of the Company’s activities. The duration of the Company’s activities shall be unlimited.

1.5

The Company shall be guided in its activity by the legislation of the Russian Federation, including legislation on foreign investments in the Russian Federation, and by this Charter.

2.  NAME AND LOCATION OF THE COMPANY

2.1

The full official name of the Company in Russian shall be: “Russian text was illegible”; the abbreviated official name of the Company in Russian is: “Russian text was illegible”.

2.2

The full official name of the Company in English is: Open Joint Stock Company “Vimpel-Communications”; the abbreviated official name of the Company in English shall be: AO VimpelCom.

2.3

The location and mailing address of the Company shall be Ulitsa 8-Marta, Dom 10, Building 14, 125083 Moscow, Russia. The office of the General Director, the sole executive body of the Company, is located at this address, based on a lease agreement.

3.  RIGHTS AND OBLIGATIONS OF SHAREHOLDERS

3.1

Shareholders of the Company (the “Shareholders”) shall have rights and obligations in accordance with this Charter and applicable law. Shares of one and the same category (type) shall provide each holder with the same rights. All shares of the Company have the same nominal value. Holders of the Depositary Receipts (including American Depositary Receipts) representing shares of common stock shall have the same rights as Shareholders who hold shares of common stock (whether directly or through nominee holders), and shall be recognized as Shareholders for all purposes under this Charter, including without limitation with respect to Article 10.3.

3.2

Each Shareholder shall have all the rights provided by applicable law, including the following:

3.2.1

to transfer, sell, gift or bequeath his/her shares without the consent of the other Shareholders;

3.2.2

to receive dividends in accordance with decisions of the Company and the terms of this Charter: provided that the holders of Type A preferred shares shall have the right to receive annually the fixed dividend of 0.1 (one tenth) of a kopeck per each preferred share;

3.2.3

to participate in the management of the activities of the Company in the manner and in the forms provided for by this Charter, including the right to be elected to the managerial bodies and the audit commission of the Company (the “Audit Commission”);

3.2.4

to receive information on the activity of the Company and to inspect the Company’s books and other documentation in accordance with the procedure established by applicable law;

3.2.5

to receive copies of the minutes of the Shareholders’ General Meeting; and

3.2.6

in the event of the liquidation of the Company, the holders of Type A preferred shares shall have the right to receive a fixed liquidation value of 0.5 (five tenths) of a kopeck per each preferred share, and thereafter the holders of Common Shares and any other type of preferred shares shall have a right to receive a portion of the property (or the portion of the value of the property) of the Company in proportion to their shareholding in the Charter Capital of the Company remaining after the claims of all of the Company’s creditors have been satisfied in accordance with the procedures set forth in this Charter and the legislation of the Russian Federation.

3.3

Any person who, independently or together with its affiliated person(s), acquires thirty percent (30%) or more of the issued and outstanding Common Shares of the Company shall be released from the obligations set out in Article 80(2) of the Federal Law “On Joint Stock Companies”.

3.4

(a) Any person who, independently or together with its affiliated person(s) (collectively, an “Acquirer”), acquired voting share(s) of the Company in one or more transactions and, as a result of such acquisition(s), owns more than forty-five percent (45%) of the Company’s issued and outstanding voting shares (the date of acquisition of the Company’s shares in excess of forty-five percent (45%) of the issued and outstanding voting shares of the Company shall be referred to herein as the “Acquisition Date”), shall make an offer (an “Offer”) to the Shareholders of the Company to purchase such Shareholders’ Common Shares of the Company at a price no lower than the weighted average price for the purchase of Common Shares of the Company, taking into account the prices of purchases on all exchanges and over-the-counter markets on which the shares of common stock (or depositary receipts representing shares of common stock) of the Company are traded, over the last six months preceding the Acquisition Date (the “Price”).

(b) Within ten (10) calendar days from the Acquisition Date, the Acquirer shall send the Offer to the Company to the attention of the General Director, and within twenty (20) calendar days of receipt of the Offer from the Acquirer, the Company shall forward such Offer to each Shareholder and nominal holder of shares of common stock of the Company listed in the Company’s share register as of the Acquisition Date. The Offer shall contain the following information:

•

Name, address and contact information of the Acquirer;

•

Date of the Offer (which shall be the date on which the Offer is sent by the Acquirer to the Company);

•

the number of Common Shares acquired by the Acquirer;

•

the Price (expressed in U.S. dollars), determined in accordance with Article 3.4(a) above, and a statement that the funds will be paid by wire transfer in U.S. dollars or, to the extent required by applicable law, in Russian rubles (at the exchange rate on the date of payment of the Central Bank of the Russian Federation);

•

the time period during which the Offer will remain open which shall not be less than thirty (30) and not more than forty (40) calendar days from the date the Offer is sent by the Company to the holders of common stock pursuant to this Article 3.4(b) (the “Offer Period”);

•

time period for the purchase and payment for the Common Shares; and

•

the address in Moscow, Russia, to which the notice of acceptance of the Offer should be sent (which shall allow for acceptance to be sent by registered mail or delivered in person).

(c) Each Shareholder may accept the Offer with respect to all or a portion of the Common Shares of the Company which such Shareholder owns by sending written notice thereof to the Acquirer in accordance with the terms of the Offer. Such notice shall include such Shareholder’s name, the number of shares being sold to the Acquirer and the Shareholder’s bank account information. The Acquirer shall pay in full for the shares to be purchased pursuant to this provision within fifteen (15) calendar days after the date on which the Offer is accepted by the Shareholder.

4.  GOALS AND OBJECTIVES OF THE COMPANY

4.1

The Company shall be established for the following goals:

a)

research, design and manufacture of radioelectronic communication systems and their components;

b)

operation and offering of the services of national and international wireless telecommunications in Moscow, as well as in various parts of Russia and the Commonwealth of Independent States;

c)

establishment of joint-venture companies, telephone companies, and other companies and enterprises for the purpose of establishment and operation of the systems of telecommunications in various parts of Russia and the Commonwealth of Independent States; and

d)

earning profit.

4.2

The objectives of the Company shall be:

a)

research and design in the field of radioelectronic systems (RES) of communication, informatics, telematics and in the related fields of science and technology;

b)

creation of means and systems of communication, including rapid-deploying systems of radiotelephone communication for fixed and mobile subscribers, designs, systems of cable, trunks, fiber-optic, point-to-point, satellite and other types of communication systems, creation of teleports and telecommunication networks;

c)

design, engineering and manufacture of the radioelectronic equipment for RES systems;

d)

designs in the field of new standards and software and hardware complexes for satellite and ground types of systems of communication;

e)

provision of communication services to companies and individuals in Russia and abroad on the basis of commercial use of established communication systems including different types of cellular, cable, trunks, fiber-optic, point-to-point, satellite and other types of communication systems, including international communication systems;

f)

provision of consulting and information services, engineering and marketing, investment and innovation activities, leasing, provision of dealer, distributorship, broker and agency representation services;

g)

carrying out commercial operations with know-how, scientific and technical products and information, including receipt and distribution of licenses;

h)

publishing activities, provision of advertisement and other activities for the purpose of dissemination of information on the activities of the Company and its partners in joint projects; organization of personnel training and re-training, conducting seminars, schools of business, organization of courses on the objective of the Company’s activities;

i)

participation in establishment of new enterprises to assist in achieving the goals of the Company in accordance with applicable legislation;

j)

carrying out independent foreign economic activity in accordance with applicable legislation of the Russian Federation, in particular, export-import and purchasing agency operations

k)

carrying out leasing activity, including as a leasing company;

l)

carrying out any other activity not prohibited by applicable law.

5.  STATUS OF THE COMPANY

5.1

The liability of the Company shall be limited by its property. The Company shall not be liable for the obligations of the Russian State and its authorized bodies or the Shareholders. Except as specifically provided by applicable law, Shareholders are not liable for the obligations of the Company and bear the risk of losses associated with its activities to the extent of the value of their shares. Those Shareholders who have not paid for their shares in full shall be jointly and severally liable for the obligations of the Company to the extent of the unpaid portion of the value of their shares.

5.2

The Company shall maintain its own book-keeping, shall have current and other bank accounts, a round seal with the full official name of the Company, indication of its location and other requisites of the Company, as well as a trademark.

5.3

The Company shall have the right to establish branches and to open representative offices, as well as to participate in the charter capital and activities of any Russian or foreign enterprise or organization on the territory of the Russian Federation and other countries in accordance with applicable law.

5.4

The Company shall independently plan its production, financial, economic and other activities. The sale of products, implementation of works and rendering of services shall be carried out at prices and tariffs established by the Company. The Company shall have the right to acquire and sell, for cash or on a non-cash basis, products (work, services) of other commercial firms, associations and organizations, domestic as well as foreign, on the territory of the Russian Federation and other countries.

5.5

The Company shall have the right to receive bank and other credits and loans, and to issue, acquire, sell and exchange shares of stock and other securities.

5.6

The Company shall have the right to build, acquire, alienate, lease, rent and sublet, both in the Russian Federation and abroad, enterprises as well as any movable property and immovable property, including land, buildings, facilities, apartments, as well as residential and non-residential premises of any type in accordance with applicable law.

5.7

The Company shall have the right to acquire trucks, cars and other types of transportation, to establish a carpool, and to conclude contracts with outside organizations for provision of motor transportation, or to transfer to them its own auto transport on a contractual basis.

5.8

The Company, in order to fulfill state social, economic and tax policies, shall bear responsibility for the safekeeping of documents (managerial, financial, economic, personnel, etc.), for the purpose of transfer for the state storage of the documents that have scientific or historic value, as well as transfer to the Central Archive of Moscow of documents in accordance with the list of documents approved by “Mosgorarchiv” association, and shall keep and use the documents on its personnel in accordance with established procedure. The Company maintains its documents in accordance with current legislation at the following address: Ulitsa 8-Marta, Dom 10, Building 14, 125083 Moscow, Russia.

6.  CHARTER CAPITAL

6.1

In addition to the issued and outstanding shares, the Company shall have the right to issue an additional 49,667,799 (Forty Nine Million Six Hundred Sixty Seven Thousand Seven Hundred Ninety Nine) common registered shares having a nominal value of 0.5 kopecks (Five Tenths of a kopeck) each (each such share is referred to as an “Authorized Common Share”). The rights vested by such shares of common stock are set forth in Articles 3.2, 3.4 and 6.4 hereof.

The Charter Capital of the Company constitutes 233,794.005 rubles (Two Hundred Thirty Three Thousand Seven Hundred Ninety Four Rubles and Five Tenths of a kopeck) and is divided into 40,332,201 (Forty Million Three Hundred Thirty Two Thousand Two Hundred and One) issued and outstanding registered common shares at a nominal value of 0.5 kopecks (Five Tenths of a kopeck) each (each such share is referred to as a “Common Share”) and 6,426,600 (Six Million Four Hundred Twenty Six Thousand and Six Hundred) issued and outstanding registered Type A preferred shares at a nominal value of 0.5 kopecks (Five Tenths of a kopeck) each (each such share shall be referred to as a “Preferred Share”).

One hundred percent (100%) of the Charter Capital has been contributed as of the registration date hereof.

6.2

The Company shall have the right to increase or decrease the Charter Capital, as well as to issue additional types of registered preferred shares or any other types of securities in accordance with applicable law.

6.3

Additional shares and other securities of the Company placed by subscription shall be placed upon payment in full therefor.

6.4

Each holder of fully paid Common Shares shall have a right to participate in the Shareholders’ General Meetings with the right to vote on all issues, to include issues on the agenda of the Shareholders’ General Meeting in accordance with the procedures set forth in this Charter and the legislation of the Russian Federation, to receive dividends and, in the event of the Company’s liquidation, to receive a portion of the Company’s property. Each fully paid Common Share shall have one vote at a Shareholders’ General Meeting on all matters within its competence.

6.5

Preferred Shares placed by the Company before January 1, 2002 shall be voting convertible preferred shares of stock of the Company. Each holder of such Preferred Shares shall have a right: (a) to participate in Shareholders’ General Meetings with the right to vote on all issues, (b) to receive annually a fixed dividend of 0.1 (one tenth) kopeck per Preferred Share, (c) in the event of the Company’s liquidation, to receive a fixed liquidation value of 0.5 (one half) kopeck per Preferred Share, (d) to include issues on the agenda of the Shareholders’ General Meeting in accordance with the procedures set forth in this Charter and the legislation of the Russian Federation, and (e) to convert Preferred Shares placed by the Company before January 1, 2002 and owned by such holder into common shares of the Company on the terms and conditions provided in Article 6.6. Each fully paid Preferred Share placed by the Company before January 1, 2002 shall have one vote at a Shareholders’ General Meeting on all matters within its competence.

6.6

Each Preferred Share placed by the Company before January 1, 2002, may be converted into one common share of the Company at any time after June 30, 2016, at the election of the holder of such Preferred Share upon payment to the Company of a conversion premium equal to 100% of the market value of a common share at the time of conversion.

7.  FINANCIAL MATTERS

7.1

The Company shall be the owner of the property belonging to it, and shall independently own, use and dispose of it. The Company shall independently determine the composition of the property belonging to it.

7.2

The profit remaining after taxation shall be allocated by the Shareholders’ General Meeting.

7.3

The Company shall establish a Reserve fund in the amount of 15% of the Charter Capital, and shall make annual contributions to the Reserve fund of 5% of its net profits until the Reserve fund reaches the stated amount. Upon decision of the Board of Directors, the Company may establish, out of its net profit, a special share acquisition fund for employees of the Company, the monetary assets of which shall be spent exclusively for acquisition of the Company’s shares sold by the Company’s Shareholders for their further distribution among the employees designated by the Board of Directors, as well as other funds, and shall make contributions to such funds in accordance with decisions of the Board of Directors.

7.4

The Company may adopt a decision to pay dividends on issued and outstanding shares once a year unless otherwise provided by applicable law.

7.5

The financial year of the Company shall be the calendar year. The Company shall maintain current accounting and statistical reports and records, in accordance with applicable regulations of the Russian Federation as well as in accordance with US Generally Accepted Accounting Principles.

8.  THE MANAGERIAL BODIES OF THE COMPANY

The managerial bodies of the Company are: the Shareholders’ General Meeting; the Board of Directors; and the General Director.

9.  THE SHAREHOLDERS’ GENERAL MEETING

9.1

The highest managerial body of the Company is the shareholders’ general meeting (the “Shareholders’ General Meeting”) which shall have the competence to decide issues relating to the Company provided for by this Charter and by applicable law. At any Shareholders’ General Meeting, each Shareholder shall have the number of votes equal to the sum of the number of his/her registered, fully-paid Common Shares and his/her registered, fully paid Preferred Shares placed by the Company before January 1, 2002. In cumulative voting, each voting share of the Company shall have a number of votes equal to the total number of members of the Board of Directors of the Company.

9.2

The competence of the Shareholders’ General Meeting shall include the following issues, decisions on which shall be adopted by a vote of more than 50% of the votes of Shareholders holding voting shares of the Company participating in the Shareholders’ General Meeting, unless otherwise provided in Article 9.3 or by Russian legislation:

9.2.1

changes and amendments to the Charter or approval of a new version of the Charter;

9.2.2

reorganization of the Company;

9.2.3

liquidation of the Company, appointment of a liquidation commission, and approval of the interim and final liquidation balance sheets;

9.2.4

with respect to the Board of Directors:

election of the members of the Board of Directors (on a cumulative voting basis) ;

9.2.4.2

premature removal of the members of the Board of Directors;

9.2.5

determination of the maximum number of authorized common shares and authorized preferred shares of the Company, and the nominal value, category (type) and rights provided by such shares;

9.2.6

with respect to increasing the Company’s Charter Capital:

increase of the Company’s Charter Capital by increasing the nominal value of Common Shares and/or Preferred Shares;

increase of the Company’s Charter Capital by issuance of additional common shares and/or preferred shares, or by conversion of other securities of the Company convertible into shares of the Company;

9.2.7

reduction of the Company’s Charter Capital by reducing the nominal value of Common Shares and/or Preferred Shares, by the Company’s acquisition of a portion of the Common Shares and/or Preferred Shares for the purpose of reducingthe total number of Common Shares and/or Preferred Shares, or by way of cancelling Common Shares and/or Preferred Shares acquired or repurchased by the Company in accordance with applicable law;

9.2.8

election of the members of the Audit Commission of the Company and their early dismissal;

9.2.9

approval of the Company’s external auditor;

9.2.10

approval of the balance sheet, profit and loss statement, annual report of the Board of Directors, auditor reports, as well as distribution of the Company’s profit, including payment (declaration) of dividends and distribution of the Company’s losses based on the fiscal year results;

9.2.11

establishment of the procedure for conducting the Shareholders’ General Meetings;

9.2.12

election of members of the counting commission of the Company and the early termination of their authority;

9.2.13

determination of the method for the Company to convey materials (information) to Shareholders;

9.2.14

splitting and consolidation of Common Shares and/or Preferred Shares;

9.2.15

approval of transactions with interested parties as provided by applicable law;

9.2.16

approval of a major transaction or series of transactions connected with the acquisition, disposal or potential disposal (directly or indirectly) by the Company of property in cases provided for by applicable law;

9.2.17

acquisition by the Company of Common Shares or Preferred Shares as provided by applicable law;

9.2.18

participation in holding companies, financial-industrial groups, associations and any other amalgamations of commercial organizations;

9.2.19

approval of, amendments to and termination of, internal documents of the Company which regulate the activities of the bodies of the Company;

9.2.20

determination of the compensation and salaries for the members of the Board of Directors for the term of their office (travel expenses of the Board of Directors while in office shall be reimbursed);

9.2.21

determination of the amount of remuneration and compensation paid to members of the Audit Commission and approval of an internal document of the Company regulating the procedures for the activities of the Audit Commission;

9.2.22

taking decisions on other issues provided by applicable law.

9.3

Decisions on issues specified in paragraphs 9.2.2, 9.2.6 and 9.2.14 through 9.2.19 of Article 9.2. shall be adopted by the Shareholders’ General Meeting only upon the proposal of the Board of Directors. In addition to any decisions which require such approval under Article 9.2 and Russian law, decisions on issues specified in paragraphs 9.2.1-9.2.3, 9.2.5, and 9.2.17 of Article 9.2, require the approval of three-quarters of the votes of the Shareholders holding voting shares and participating in the Shareholders’ General Meeting.

A decision on the placement by open subscription of common shares of the Company or securities of the Company convertible into common shares which comprise or may be converted into common shares in an amount exceeding 25% of the previously placed Common Shares of the Company shall also be taken by the Shareholders’ General Meeting by a three-fourths (75%) majority vote of Shareholders holding voting shares and participating in the Shareholders’ General Meeting. A decision to increase the Charter Capital of the Company through the issuance of additional common or preferred shares or securities of the Company convertible into common shares, by closed subscription, shall be taken by a three fourths (75%) majority vote of Shareholders holding voting shares and participating in the Shareholders’ General Meeting.

9.4

Decisions on issues specified in sub-clauses 9.2.1-9.2.22 of Article 9.2 shall be within the jurisdiction of the Shareholders’ General Meeting and may not be referred to the Board of Directors.

9.5

The annual Shareholders’ General Meeting shall decide on the issues of election of the Board of Directors of the Company and the Audit Commission of the Company, shall approve the external auditor of the Company, and shall consider the annual report, balance sheet and statement of profit and losses of the Company to be submitted by the Company’s Board of Directors. The annual Shareholders’ General Meeting shall be conducted not earlier than two (2) months and not later than six (6) months after the expiration of the fiscal year of the Company on the date determined by the Board of Directors at the moment of convening the Meeting.

9.6

In addition to the annual Shareholders’ General Meeting, extraordinary meetings may be held. Extraordinary Shareholders’ General Meetings may be convened by the Board of Directors to consider any issue within the competence of the Shareholders’ General Meeting. The Board of Directors shall be obliged to call an extraordinary Shareholders’ General Meeting within the minimum period allowed by applicable law upon its own decision or upon the written request of Shareholders owning jointly not less than 10% of the Company’s voting shares on the date of such request, the Audit Commission/the internal auditor or external auditor of the Company. Such a request must include the agenda for the requested meeting and other information required by applicable law.

9.7

Notice of a forthcoming Shareholders’ General Meeting shall be given at least 30 days prior to the Shareholders’ General Meeting unless a longer period is required by applicable law. All notices, including notifications on convening a Shareholders’ General Meeting, shall be sent to each person included in the list of persons having the right to participate in the Shareholders’ General Meeting, by registered mail or delivered in person against a receipt at the address specified in the shareholders’ register of the Company, or at such other address, if the Shareholder informed the Board of Directors of such other address in writing. Upon the decision of the Shareholders’ General Meeting, notice on convening a meeting and its agenda may be published in a newspaper as determined by the Shareholders’ General Meeting not less than 30 days prior to the meeting. The agenda may not be changed after its distribution and/or publication. The Board of Directors shall be responsible for taking all measures necessary to convene the Shareholders’ General Meeting in accordance with applicable law.

9.8

The Shareholders’ General Meeting shall have authority (quorum shall be met) if Shareholders (or their representatives) owning in the aggregate more than one-half (50%) of the votes of the Company’s issued voting shares participate in the Shareholders’ General Meeting. If a quorum is not met, then a new Shareholders’ General Meeting shall be called no later than 30 days after the first Meeting and no changes shall be made to the agenda for the new Shareholders’ General Meeting. The new Shareholders’ General Meeting shall be considered to have a quorum if Shareholders (or their representatives) owning in the aggregate at least thirty percent (30%) of the Company’s issued voting shares participate in the Shareholders’ General Meeting .

9.9

The Chairman of the Board of Directors shall preside at the Shareholders’ General Meeting or he/she may delegate the powers to another member of the Board of Directors.

9.10

Voting at Shareholders’ General Meetings shall be conducted by ballots.

9.11

The Shareholders shall be informed of the decisions taken by the Shareholders’ General Meeting, as well as voting results by having notice of the decisions and voting results sent to them by registered mail or delivered in person with return receipt not later than ten (10) days after the execution of the minutes reflecting the voting results.

10.  THE BOARD OF DIRECTORS

10.1

The board of directors of the Company (the “Board of Directors”) shall carry out the general management of the Company’s activities, except those issues within the competence of the Shareholders’ General Meeting by legislation and this Charter.

10.2

The Board of Directors shall consist of 9 members. The members of the Board of Directors shall be elected by the Shareholders’ General Meeting by means of cumulative voting. Each member of the Board of Directors shall be elected at the annual Shareholders’ General Meeting for a period of one (1) year and shall remain in office until the subsequent annual Shareholders’ General Meeting unless the authority of the Board of Directors is terminated earlier by decision of a Shareholders’ General Meeting.

10.3

The Board of Directors shall take decisions and organize its work at its own discretion. The Board of Directors shall meet on an as-needed basis but no less than once a quarter. Meetings of the Board of Directors shall be convened in accordance with procedures adopted by the Board of Directors, at the initiative of the Chairman of the Board of Directors or upon the request of a member of the Board of Directors, the Audit Commission/the internal auditor, the external auditor of the Company or the General Director. The Chairman of the Board of Directors shall give all the members of the Board of Directors notice of the meeting together with the agenda at least ten (10) but no more than thirty (30) days prior to the meeting; provided, however, that prior to or at any meeting of the Board of Directors, the members of the Board of Directors may unanimously decide to waive in writing the notice requirement with respect to that meeting and/or, if all members are present at the meeting, the members of the Board of Directors may unanimously decide to add additional items to the agenda; in the event that not all the members of the Board of Directors are present at the meeting, the agenda may not be changed. Two-thirds (2/3) of the total number of members of the Board of Directors shall constitute a quorum for any meeting of the Board of Directors; provided, however, that the presence (or, with respect to any meeting by ballot, the vote) of at least one duly elected member of the Board of Directors nominated separately by each holder (if any) of at least 25% plus one share of the issued and outstanding voting capital stock of the Company shall be required to constitute any such quorum. The Chairman of the Board of Directors shall be elected by the members of the Board of Directors for a period of one year.

10.4

Each member of the Board of Directors shall have one vote. In case of a tie, the Chairman of the Board of Directors shall cast the decisive vote. Decisions of the Board of Directors shall be adopted by a simple majority of its members’ votes, unless otherwise specified by this Charter, the procedural regulations of the Board of Directors or applicable law; provided that the procedural regulations of the Board of Directors shall not reduce the voting requirements provided for by this Charter or applicable law. Decisions may be made in writing, by mail, telex, telegram or facsimile transmission without the members of the Board of Directors being physically present at the meeting (absentee ballot voting) provided such decisions are taken unanimously by all members of the Board of Directors. In such cases, written decisions signed by all members of the Board of Directors of the Company shall be valid as if they were adopted at a normal meeting of the Board of Directors.

10.5

The competence of the Board of Directors shall include all matters relating to the general management of the Company’s activities except those matters within the competence of the Shareholders’ General Meeting. The Company’s Board of Directors shall have the right to take decisions on limiting the competence of the Company’s executive body (General Director) to the extent permitted by the current laws of the Russian Federation, and, consequently, take decisions on increasing the competence of the Board of Directors to the extent permitted by the current laws of the Russian Federation. The competence of the Board of Directors shall include the following matters:

10.5.1

determination of the Company’s business priorities and approval of the strategic orientations of the Company as advised by the General Director;

10.5.2

convening of annual and extraordinary Shareholders’ General Meetings, approval of their agendas, determination of the record date for determining persons entitled to attend Shareholders’ General Meetings and other matters relating to the preparation for and convening of Shareholders’ General Meetings;

10.5.3

placement of bonds and other securities of the Company in accordance with applicable law;

10.5.4

determination of the price (monetary value) of property, and the placement and redemption price of securities in accordance with applicable law;

10.5.5

acquisition of shares placed by the Company, bonds and other securities of the Company in accordance with applicable law;

10.5.6

determination of the amount of payment for the services of the external auditor of the Company;

10.5.7

recommendation of the amounts of the annual dividends on Common Shares and the procedure for the payment of annual dividends on Common Shares and Preferred Shares;

10.5.8

use of the reserve fund and other funds of the Company;

10.5.9

approval, amendment or termination of the Company’s internal documents, except for those documents which must be approved by the Shareholders’ General Meeting;

10.5.10

establishment or termination of activities of branch offices, representative offices or subsidiaries of the Company;

10.5.11

acquisition or sale of the shareholdings in other enterprises;

10.5.12

approval of a major transaction or series of transactions connected with the acquisition, disposal or potential disposal (directly or indirectly) of property by the Company as provided by applicable law;

10.5.13

approval of transactions with interested parties as provided by applicable law;

10.5.14

approval of the registrar of the Company and the terms of the agreement with the registrar and termination thereof;

10.5.15

appointment and dismissal of the General Director, and premature termination of his authority, determination of the amount of remuneration and compensation paid to him, as well as clarification of his obligations and authorities;

10.5.16

approval of the appointment of the members of senior management appointed by the General Director;

10.5.17

approval of the compensation policy and total remuneration fund for senior management;

10.5.18

approval of the organizational management structure proposed by the General Director;

10.5.19

approval of the annual budget (including, without limitation, revenues, costs, profits, planned investments, capital expenditures) and the business plan which shall include the cost of new lines of business, and any amendments thereto;

10.5.20

resolution of the issues in its competence under applicable law and this Charter, except for those issues which are in the competence of the Shareholders’ General Meeting.

10.6

Unless otherwise required by applicable law, decisions on the issues specified in Article 10.5.7 of this Charter shall be taken by the affirmative vote of not less than two-thirds of all of members of the Board of Directors. If a higher percentage is not required by applicable law, decisions on matters set forth in Articles 10.5.1, 10.5.9, 10.5.11, 10.5.19 and 10.7 of this Charter, as well as the appointment and dismissal of the General Director, and early termination of his authority pursuant to Article 10.5.15 of this Charter, shall require the approval of no less than eighty percent (80%) of the total number of votes of the members of the Board of Directors.

10.7

The General Director shall obtain the approval of the Board of Directors of the Company before entering into any agreements beyond the limits of the approved budget and business plan.

11.  THE MANAGEMENT OF THE COMPANY

11.1

The General Director of the Company shall carry out the management of the Company’s activities on a day-to-day basis. The competence of the General Director of the Company shall include all matters pertaining to the current activities of the Company except (a) matters included within the competence of the Shareholders’ General Meeting or the Board of Directors of the Company and (b) matters which the Board of Directors has removed from the competence of the Company’s executive body (General Director) in accordance with Article 10.5 of this Charter. The General Director of the Company shall organize the implementation of decisions of the Shareholders’ General Meeting and Board of Directors of the Company. The General Director shall act on behalf of the Company without a power of attorney, and shall, in particular, represent the Company’s interests, conclude transactions on behalf of the Company, approve personnel schedules, issue orders and give instructions binding upon all employees of the Company.

11.2

The General Director may not simultaneously serve as the Chairman of the Board of Directors.

11.3

The executive body shall bear responsibility for the organization, condition and authenticity of book-keeping of the Company, timely submission of the annual report and other financial reporting to the relevant authorities, as well as information on the Company’s activities provided to Shareholders, creditors and mass media in accordance with applicable legislation and an agreement to be concluded by and between the Company and the executive body.

12.  AUDIT COMMISSION AND AUDITOR

12.1

The Audit Commission shall review the financial and economic activities of the Company not less than once a year, as well as upon the request of the Shareholders’ General Meeting, the Board of Directors, or the Shareholders owning, in aggregate, at least 10% of the Company’s common (voting) registered shares. The procedure for its activities and form of reports of the Audit Commission shall be determined by the Shareholders’ General Meeting in accordance with applicable law. The annual report and the balance sheet shall be submitted by the General Director to the Shareholders’ General Meeting only together with an opinion from the Audit Commission.

12.2

The Audit Commission of the Company shall consist of three members. Members of the Audit Commission of the Company may not be simultaneously members of the Board of Directors or hold other offices in the managerial bodies of the Company.

12.3

Company officials shall be obliged to provide all the necessary documents and personal explanations at the request of the Audit Commission.

12.4

The authority of the Audit Commission shall include the following issues:

(a)

the right to review the performance of the Company’s external auditors, issue opinions and make recommendations regarding their performance, meet with them independently of the Company’s management and follow up on any recommendations made by the external auditors;

(b)

the right to review and issue opinions and recommendations to the Board of Directors and/or the Shareholders’ General Meeting regarding the Company’s auditing and accounting principles and practices;

(c)

the right to be advised of any significant issues relating to the Company’s auditing or accounting activities;

(d)

the right to review the activities, reports, organizational structure and qualifications of the Internal Audit Department of the Company, follow up on any recommendations and decisions of the Internal Audit Department, and issue opinions to the Shareholders’ General Meeting and/or the Board of Directors, at the Audit Commission’s own discretion or upon the request of the Board of Directors or Shareholders’ General Meeting, regarding the performance of the Internal Audit Department of the Company, internal audit departments in the companies in which the Company holds an interest and/or the external auditors of the Company or such companies;

(e)

the right and responsibility to investigate and report to the Shareholders’ General Meeting and/or the Board of Directors on the adequacy and effectiveness of the controls in place which regulate the operations and financial reporting in the Company and the companies in which the Company has an interest, the Company’s relationship with such companies, and the right to monitor the Company’s compliance with ethical standards and corporate securities trading policies standards;

(f)

the right to review both potential and previously executed interested party transactions as defined under Russian legislation and to provide the Shareholders’ General Meeting and/or the Board of Directors with the Audit Commission’s recommendations regarding its approval of such transactions and whether they were executed in accordance with the normal course of business;

(g)

the right to define the content and format of the information which the Board of Directors, external auditors and the Internal Audit Department of the Company are to report to the Audit Commission and the regularity with which such reports are to be made;

(h)

the right to access any files and systems of the Company and to access and require any information related to the Company and the companies in which the Company holds an interest;

(i)

the right to recruit, at the expense of the Company, external specialists and/or consultants to assist the Audit Commission in its work, including conducting expertise on such matters as the Audit Commission may decide, if the costs of such specialists and/or consultants have been approved by the Board of Directors or are set forth in the budget of the Audit Commission;

(j)

the right to request and receive, on behalf of the Company, information from the companies in which the Company holds an interest; and

(k)

other issues, rights and responsibilities as set forth in applicable law and in the Bylaws of the Audit Commission

12.5

The Company may conclude a contract with a specialized organization (external auditor) for audit and certification of the annual financial report of the Company.

12.6

The authority of the members of the Audit Commission may be terminated early by the decision of the Shareholders’ General Meeting. The decision of the Shareholders’ General Meeting on such early termination of the authority of the members of the Audit Commission may be taken only with respect to all members of the Audit Commission.

13.  REORGANIZATION AND LIQUIDATION OF THE COMPANY

13.1

The Company shall be liquidated by decision of the Shareholders’ General Meeting, by decision of a court of competent jurisdiction or in other cases in accordance with applicable law. The Company shall be considered liquidated as of the moment of insertion of a corresponding entry in the State Register of legal entities. Liquidation of the Company shall be carried out in accordance with applicable law.

13.2

Upon reorganization or liquidation of the Company, all documents (managerial, financial, economic, personnel, etc.) shall be transferred in accordance with established order to the enterprise legal successor of the Company. In the absence of a successor, documents that have scientific and historical value shall be transferred for state storage to the archives of “Mosgorarchiv” association. Documents on personnel (orders, personal files, accounting cards, personal accounts, etc.) shall be transferred for storage to the archive of the Administrative district, on which territory the Company is located. The transfer of the documents and their filing shall be effected by the forces and at the expense of the Company, in accordance with the requirements of the archive bodies.